SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                AULT INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                     [LOGO]

                                AULT INCORPORATED


                               ------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 26, 2000
                               ------------------

To the Shareholders of Ault Incorporated:

     Notice is hereby given that the Annual Meeting of Shareholders of Ault Incorporated will be held September 26, 2000 at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota 55402. The meeting will convene at 3:00 p.m., Minneapolis time, for the following purposes:

     1. To elect seven directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected.

     2. To consider and act upon a proposal to ratify and approve amendments to the Company's 1996 Stock Plan to (i) increase the number of shares authorized to be issued under such Plan by 300,000 shares to 1,050,000 shares and (iii) require shareholder approval in connection with repricing outstanding stock options.

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on August 11, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.



                                        By Order of the Board of Directors,



                                        Richard A. Primuth, SECRETARY

Minneapolis, Minnesota
August 25, 2000

  TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

                 (This page has been left blank intentionally.)

                                AULT INCORPORATED

                              ------------------
                                 PROXY STATEMENT
                              ------------------

     This Proxy Statement is furnished to the shareholders of Ault Incorporated (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on September 26, 2000, or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

     Any proxy may be revoked at any time before it is voted by written notice to the Secretary, by receipt of a proxy properly signed and dated subsequent to an earlier proxy or by revocation of a written proxy by request in person at the Annual Meeting; but if not revoked, the shares represented by such proxy will be voted. The mailing of this Proxy Statement to shareholders of the Company commenced on or about August 25, 2000. The Company's corporate offices are located at 7105 Northland Terrace, Minneapolis, Minnesota 55428 and its telephone number is (763) 592-1900.

     Only shareholders of record at the close of business on August 11, 2000 will be entitled to vote at the Annual Meeting. The Company has outstanding only one class of stock, no par value Common Shares (herein "Common Stock"), of which 4,455,432 shares were issued and outstanding and entitled to vote as of August 11, 2000. Each share is entitled to one vote. The presence in person or by proxy of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business. The shares represented by the enclosed proxy will be voted if the proxy is properly signed and received prior to the meeting,

     Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will be tabulated to determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders for a vote, but as unvoted for purposes of determining the approval of the matter from which the shareholder abstains. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table provides information as of August 11, 2000 concerning the beneficial ownership of the Company's Common Stock by (i) all persons who are known by the Company to own five percent or more of the Common Stock of the Company (ii) each of the directors of the Company and (iii) all directors and officers of the Company as a group. All shares represent sole voting and investment power, unless otherwise indicated.


                                                   SHARES
                                                BENEFICIALLY     PERCENT
BENEFICIAL OWNER                                  OWNED(1)       OF CLASS
--------------------------------------------   --------------   ---------
  Wellington Management Co. LLP                    425,000         9.54%
   75 State Street
   Boston, MA 02109

  Dimensional Fund Advisors, Inc.                  384,200         8.62
   1299 Ocean Avenue
   Santa Monica, CA 90401-1038

  Frederick M. Green                               235,874         5.29

  Delbert W. Johnson                                12,300          .28

  John G. Kassakian                                 21,100          .47

  David J. Larkin                                    5,000          .11

  Frank L. Sims                                      4,000          .09

  Matthew A. Sutton                                 15,000          .34

  James M. Duddleston                               17,000          .38

  All directors and officers as
   a group (10 persons)                            482,455        10.83

------------------

(1) For each director and all officers and directors as a group share and percent ownership information reflects the following numbers of shares of Common Stock which may be purchased pursuant to stock options which are exercisable within 60 days of the date hereof: Mr. Green, 165,000 shares; Mr. Johnson, 7,000 shares; Mr. Kassakian, 11,000 shares; Mr. Larkin, 4,000 shares; Mr. Sims, 4,000 shares; Mr. Sutton, 6,000 shares; Mr. Duddleston, 7,000 shares; and all directors and officers as a group, 331,750 shares.



                           1. ELECTION OF DIRECTORS

     Seven directors will be elected at the Annual Meeting of Shareholders, each to serve until the next Annual Meeting of Shareholders or until a successor is elected. The Board of Directors has nominated for election the seven persons named below and each has consented to being named as a nominee. All of the nominees are currently directors of the Company. It is intended that proxies solicited will be voted for the nominees named below. The Company believes that each nominee named below will be able to serve. In the event any nominee is unable to serve as a director, the persons named as proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

     The names of the nominees, their principal occupations for at least the past five years, and other information is set forth below.


                                                                                                       DIRECTOR
NAME                                      PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS                  SINCE
--------------------------   ----------------------------------------------------------------------   ---------
James M. Duddleston (78)     Self employed consultant and retired executive                             1988

Frederick M. Green (57)      President and Chief Executive Officer of the Company; Director             1979
                             of Communications Systems, Inc.

Delbert W. Johnson (61)      Vice President, Safeguard Scientifics, Inc. (diversified information       1983
                             technology company); formerly Chairman and CEO Pioneer
                             Metal Finishing Co. (metal finishing); Director of U.S. Bancorp and Compucom Systems, Inc.

John G. Kassakian (57)       Professor of Electrical Engineering and Director, Laboratory               1984
                             for Electromagnetic and Electronic Systems, Massachusetts
                             Institute of Technology; Director of Sheldahl, Inc. of Northfield,
                             Minnesota.

David J. Larkin (58)         Independent Consultant; during 1998 to 1999 Executive Vice                 1998
                             President and Chief Operating Officer, Jostens, Inc.; from 1995 to 1998, management consultant; prior to 1995, Chairman,
                             President and CEO of Honeywell Limited in Canada.

Frank L. Sims (49)           Corporate Vice President, Transportation, Cargill, Inc.                    1999
                             (agricultural products trading and processing); prior to August,
                             2000, President of the North American Grain division of
                             Cargill, Inc.; director of Tennant Company.

Matthew A. Sutton (77)       Independent management consultant; former Executive                        1987
                             Vice President of Defense and Marine Systems and Group
                             Vice President of Aerospace/ Avionics of Honeywell Inc.
                             (computers and defense systems).


     The Board of Directors met six times during fiscal 2000. Each director attended more than 75% of the meetings of the Board of Directors and any committee on which he served, except for Mr. Johnson who attended 70% of such meetings during the fiscal year.

     Members of the Board who are not otherwise employed by the Company are paid an annual fee of $4,000 plus $500 for each Board meeting or Board committee meeting attended. Each non-employee member of the Board of Directors also receives at the time of election or reelection to the Board an option to purchase 2,000 shares of the Company's common stock at a purchase price equal to the fair market value of the Company's common stock on the date of such election or reelection. In addition to the foregoing, during fiscal 2000 Mr. Kassakian received a $600.00 monthly fee in exchange for certain consulting services provided to the Company.

     The Company has an Audit Committee which met once during fiscal 2000. The Committee consists of Messrs. Johnson, Duddleston and Sims. The Audit Committee, among other responsibilities, recommends to the full Board of Directors the selection of auditors and reviews and evaluates the activities and reports of the auditors, as well as the internal accounting controls of the Company.

     The Company also has a Compensation Committee which met twice during fiscal 2000. The Committee consists of Messrs. Sutton, Larkin and Sims. The Compensation Committee, among other responsibilities, recommends to the full Board of Directors compensation for executive officers and key personnel and reviews the Company's compensation policies and practices.

     The Board of Directors has a Nominating and Governance Committee which consists of Messrs. Johnson, Kassakian and Larkin. Its duties include evaluating and making recommendations with respect to Board composition, director candidates to be proposed for election by the shareholders of the Company, and Board compensation and other policies affecting the Board members, as well as considering and making recommendations with respect to corporate governance issues. The Nominating and Governance Committee met once in fiscal 2000.



                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
     The following table shows, for the fiscal years ending May 28, 2000, May 30, 1999 and May 31, 1998, the direct cash compensation paid by the Company, as well as certain other compensation paid or accrued for these years, to Frederick
M. Green, the Company's President and Chief Executive Officer, and to other executive officers of the Company (together with Mr. Green, the "Named Executives") whose total cash compensation exceeded $100,000 during fiscal 2000 in all capacities in which they served:


                           SUMMARY COMPENSATION TABLE


                                                                  LONG-TERM
                                                                COMPENSATION
                                                                -------------
                                                                  SECURITIES
                                               ANNUAL CASH        UNDERLYING       ALL OTHER
NAME AND POSITION            FISCAL YEAR     COMPENSATION(1)      OPTIONS(2)      COMPENSATION
-------------------------   -------------   -----------------   -------------   ---------------
Frederick M. Green              2000             $263,651           40,000         $  2,691(3)
 President and Chief            1999              252,000           50,000            3,890(3)
 Executive Officer              1998              233,954           30,000            4,006(3)

Gregory L. Harris               2000             $140,298           20,000         $  2,022(4)
 Vice President                 1999              133,618           25,000            1,753(4)
 of Sales and Marketing         1998              129,692           15,000            1,592(4)

Donald R. Henry                 2000             $126,521           15,000         $  1,521(5)
 Vice President, Chief
 Financial Officer and
 Assistant Secretary

Hokung Choi                     2000             $115,712            5,000         $  2,023(6)
 Vice President                 1999              115,608           15,000            2,873(6)
 Far East Operations            1998              110,986              -0-            2,740(6)


------------------

(1) Represents salary paid to the Named Executives; no bonuses were paid in any of the past three fiscal years. Mr. Henry became an executive officer in fiscal 2000.

(2) Reflects the number of shares potentially purchasable under options granted in the year indicated.

(3) Reflects 401(k) matching contributions of $1,755, $1,640 and $2,566 under the Company's Profit Sharing and Retirement Plan in 2000, 1999 and 1998, respectively, and the payment of $936, $2,250 and $1,440 for life insurance premiums in 2000, 1999 and 1998, respectively.

(4) Reflects 401(k) matching contributions of $1,583, $1,497 and $1,441 under the Company's Profit Sharing and Retirement Plan in 2000, 1999 and 1998, respectively and the payment of $439, $256 and $151 for life insurance premiums in 2000, 1999 and 1998, respectively.

(5) Reflects 401(k) matching contributions of $1,116, $1,839 and $1,812 under the Company's Profit Sharing and Retirement Plan in 2000, 1999 and 1998, respectively, and the payment of $405, $2,955 and $2,345 for life insurance premiums in 2000, 1999 and 1998, respectively.

(6) Reflects 401(k) matching contributions of $1,302, $1,291 and $1,273 under the Company's Profit Sharing and Retirement Plan in 2000, 1999 and 1998, respectively, and the payment of $721, $1,582 and $1,467 for life insurance premiums in 2000, 1999 and 1998, respectively.


OPTION GRANTS IN FISCAL YEAR 2000

     The following table contains information concerning grants of stock options to the named executives during the fiscal year ending May 28, 2000:




                                                                                                        POTENTIAL REALIZABLE
                                                                                                          VALUE AT ASSUMED
                                                 PERCENT OF TOTAL                                     ANNUAL RATE OF STOCK PRICE
                        NUMBER OF SECURITIES      OPTIONS GRANTED                                      APPRECIATION FOR OPTION TERM
                             UNDERLYING          TO ALL EMPLOYEES     EXERCISE PRICE     EXPIRATION   -------------------------
NAME                     OPTIONS GRANTED(1)       IN FISCAL YEAR         ($/SHARE)          DATE           5%           10%
--------------------   ----------------------   ------------------   ----------------   -----------   -----------   -----------

Frederick M. Green             40,000                   19%              $  5.38           8/09        $166,781      $392,921

Gregory L. Harris              20,000                   10%                 5.38           8/09        $ 83,390      $196,461

Donald R. Henry                15,000                    7%                 5.875          8/09        $ 55,421      $140,449

Hokung Choi                     5,000                    2%                 5.875          8/09        $ 18,874      $ 46,816


------------------

(1) Options are generally exercisable in equal installments over a period of four years commencing six months after the date of grant.


OPTION EXERCISES IN FISCAL YEAR 2000 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the Named Executives concerning the exercise of options during the fiscal year ending May 28, 2000 and unexercised options held as of May 28, 2000.




                                                                 NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                                   OPTIONS AT FY-END               OPTIONS AT FY-END(1)
                        SHARES ACQUIRED                     -------------------------------   ------------------------------
                          ON EXERCISE      VALUE REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                       ----------------   ---------------   -------------   ---------------   -------------   --------------
Frederick M. Green              --                 --          135,000          60,000           $161,438         $58,625

Gregory L. Harris            8,000            $34,500           68,500          30,000           $104,525         $29,313

Donald R. Henry                 --                 --            3,750          11,250                 --              --

Hokung Choi                     --                 --           41,750          11,250           $ 96,900         $14,775


------------------

(1) Based on closing price of $5.750 per share of the Company's Common Stock on May 28, 2000.

                          COMPENSATION COMMITTEE REPORT

     The Compensation Committee (the "Committee") consists of three non-employee members of the Company's Board of Directors (the "Board"): Messrs. David J. Larkin, Frank L. Sims and Matthew A. Sutton. The Committee develops proposed compensation for the Chief Executive Officer and other executive officers, based on qualitative and quantitative measures of performance, and makes recommendations to the Board for approval. Actions by the Committee relating to awards under the Company's Stock Option Plan are, however, final in accordance with the provisions of the Company's 1996 Stock Option Plan.

     EXECUTIVE OFFICER COMPENSATION POLICY. The Committee's policy is to provide executive compensation that is externally competitive at the various professional levels. Application of the policy utilizes retrospective quantitative criteria and qualitative evaluation of individual initiatives and achievements. It is also the Committee's policy to encourage and recognize strategic actions that position the Company to better compete in its markets for enhanced operational results in the longer term. As a result of these factors, the actual change in compensation for any particular executive officer for a particular year may not necessarily reflect operational results of the preceding year. The Company utilizes independently conducted market surveys to obtain comparative compensation data.

     COMPENSATION ELEMENTS. Compensation currently paid to the Company's executive officers principally consists of three elements: base salary, bonus and periodic stock option awards.

     SALARY. The base salary of the Company's executive officers is generally established by reference to base salaries paid to executives in similar positions with similar responsibilities based on publicly available compensation surveys. Base salaries are reviewed at the beginning of each fiscal year and adjusted as appropriate. At the beginning of fiscal 2000, the Committee increased base salaries of the Company's executive officers as a group by 4.5%. By way of comparison, the Company's revenues increased approximately 24% in fiscal 1999 over fiscal 1998 and the Company's net income in fiscal 1999 increased approximately 51% to $1,988,116, as compared to net income of $1,317,718 in fiscal 1998. The Committee regards cash compensation paid to the Company's executive officers as reasonable in relation to published information regarding compensation of executives with similar responsibilities, as well as when measured against progress the Company has achieved in revenue and net income growth over the last several fiscal years.

     BONUS. During the past several years, the Company's executive officers have participated in a bonus program available to all of the Company's U.S. employees whereby each employee can earn a bonus of one, two or three weeks' compensation based upon the Company reaching certain operational targets established at the beginning of the fiscal year. Because operational targets were not met during the last three fiscal years, no bonuses were paid for such fiscal years.

     OPTIONS/STOCK BASED COMPENSATION. Stock options are generally awarded at the beginning of each fiscal year under stock option plans approved by the Company's shareholders. Options are granted at an exercise price that is equal to the fair market value of a common share on the date of the grant. The Committee believes that stock ownership by management derived from granting of stock options is beneficial because it aligns the interests of executives with that of shareholders. It serves to further encourage superior management performance and specifically motivates executives to remain focused on factors which enhance the market value of the Company's common stock. At the beginning of fiscal 2000, the Committee granted stock options to purchase 80,000 shares of common stock to executive officers, which represented approximately 38% of the total options granted to all officers and key employees.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Frederick M. Green is evaluated by the same factors applicable to the evaluation of other executive officers, as described above and participates in the same executive compensation plans provided to the other senior executives. At the beginning of fiscal 2000, the Compensation Committee increased Mr. Green's base salary 4.5% from the prior year. Mr. Green also was awarded at the beginning of fiscal 2000 stock options to acquire 40,000 shares of Company common stock. Mr. Green has not received bonus compensation for the last three fiscal years. The Committee regards Mr. Green's compensation as reasonable in relation to published information on compensation of executives with similar responsibilities, as well as when measured against the progress the Company has achieved in revenue and net income growth over the past several fiscal years.

     REVIEW OF EXECUTIVE COMPENSATION. The Compensation Committee is currently reviewing the Company's overall approach to executive compensation. In this connection, the Committee expects to consider what, if any, changes may be appropriate in the absolute level of compensation paid to Company executives, as well as the relative proportion of compensation paid through base compensation, cash incentive compensation and stock options. In conducting its review, the Committee is using the services of an outside consulting firm. The Committee expects to complete its review and bring a recommendation to the full Board during the latter part of calendar 2000.

     Submitted by the Compensation Committee of the Company's Board of
Directors:

     David J. Larkin          Frank L. Sims            Matthew A. Sutton

                             STOCK PERFORMANCE GRAPH

     The graph below sets forth a comparison of the cumulative shareholder return of the Company's Common Stock over the last five fiscal years with the cumulative total return over the same periods for the Nasdaq Market Index and the NASDAQ Electronic Components Index. The graph below compares the cumulative total return of the Company's Common Stock over the last five fiscal years assuming a $100 investment at May 28, 1995.


                                    [GRAPH]


                                                               FISCAL YEAR ENDING
                                   1995          1996          1997          1998          1999          2000

Ault Incorporated               $  100.00     $  565.00     $  325.00     $  240.00     $  385.00     $  230.00
Electronic Components Index        100.00        131.08        207.25        194.12        301.57        746.90
Nasdaq Market Index (U.S.)         100.00        145.34        163.55        207.53        298.38        401.94


                2. PROPOSAL TO RATIFY AND APPROVE AMENDMENTS TO
                          THE COMPANY'S 1996 STOCK PLAN


GENERAL INFORMATION
     The Company's Board of Directors adopted the Ault Incorporated 1996 Stock Plan on December 12, 1996 (the "1996 Plan"), and the shareholders of the Company ratified and approved adoption of the 1996 Plan in September 1997. The purpose of the 1996 Plan is to enable the Company and its subsidiaries to retain and attract key employees, consultants and non-employee directors who will contribute to the Company's success by their ability, ingenuity and industry, and to enable such key employees, consultants and non-employee directors to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company. The 1996 Plan authorizes the granting of awards in any of the following forms: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, and (iv) deferred stock. The 1996 Plan currently authorizes issuing up to 750,000 shares pursuant to options or other awards granted under the Plan to key employees and outside consultants and also provides for ongoing automatic grants of stock options to non-employee directors. On August 11, 2000, the last reported sales price of the Company's common stock in the Nasdaq Stock Market was $6.25.

PROPOSED AMENDMENTS TO 1996 PLAN

     INCREASE IN AUTHORIZED SHARES. At August 11, 2000, of the 750,000 shares of common stock authorized under the 1996 Plan, 90,636 shares had been issued pursuant to option exercises and 622,214 shares were reserved for options granted, but not exercised. Therefore, as of August 11, 2000, additional options, covering no more than 37,150 shares, could be granted under the 1996 Plan. (Additionally, as of such date, options to acquire 178,000 shares granted under the Company's 1986 Stock Option Plan were outstanding, but no further options may be granted under the 1986 Plan) Because of the limited number of options presently available for future option grants under the 1996 Plan, the Board of Directors amended the 1996 Plan on August 10, 2000, subject to ratification by the shareholders, to increase the total number of available shares by 300,000 shares to a total of 1,050,000 shares. The Board took this action so that it would be able to continue its practice of awarding stock options to retain, attract and motivate Company executives and key employees consistent with past practice. Accordingly, the Board recommends shareholders approve increasing the shares authorized under the Plan by 300,000 shares to a total of 1,050,000 shares.

     LIMITATION ON REPRICING OUTSTANDING OPTIONS. Under Section 10 of the 1996 Plan, the Compensation Committee is authorized to amend the terms of any award or option granted to the extent such amendment is consistent with the terms of the Plan. When the exercise price of an outstanding option is greater than the prevailing market price, this provision gives the Committee the discretion to reduce the exercise price to the prevailing market price, a practice frequently referred to as "repricing." While the Board of Directors has not repriced any options granted under the 1996 Plan, to alleviate concern regarding the potential for repricing, the Board of Directors has approved and recommends that shareholders approve amending the relevant sentence in Section 10 to read as follows (with the language to be added in italics):

     "The Committee may amend the terms of any option or award theretofore granted, prospectively or retroactively, to the extent such amendment is consistent with the terms of this Plan, provided that no such amendment shall impair the rights of any holder without his or her consent except to the extent authorized under the Plan; AND PROVIDED FURTHER THAT THE COMMITTEE MAY NOT AMEND THE TERMS OF ANY OPTION PREVIOUSLY GRANTED SO AS TO REDUCE THE EXERCISE PRICE OF SUCH OPTION UNLESS SUCH AMENDMENT IS APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK VOTING AT A DULY CONVENED ANNUAL OR SPECIAL MEETING OF THE SHAREHOLDERS OF THE COMPANY."

     If Section 10 is amended as indicated above, repricing of outstanding options would only be permitted if the amended exercise price was approved by a vote of the Company's shareholders.


SUMMARY OF THE PLAN
     The principal features of the 1996 Plan are summarized below.

     SHARES AVAILABLE UNDER 1996 PLAN. The maximum number of common shares that is currently reserved and available under the 1996 Plan for awards is 750,000 (subject to possible adjustment in the event of stock splits or other similar changes in outstanding common shares). Common shares covered by expired or terminated stock options and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the 1996 Plan.

     ELIGIBILITY AND ADMINISTRATION. Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its subsidiaries, as well as consultants and non-employee directors, are eligible to be granted awards under the 1996 Plan. The 1996 Plan is administered by the Board or, in its discretion, by a committee of not less than two non-employee directors who are "outside directors" as defined in the 1996 Plan (the "Committee") appointed by the Board of Directors. The term "Board" as used in this section refers to the Board of Directors or if the Board has delegated its authority, the Committee. The Board will have the power to make awards (other than awards to non-employee directors), determine the number of shares covered by each award and other terms and conditions of such awards, interpret the 1996 Plan, and adopt rules, regulations and procedures with respect to the administration of the 1996 Plan. The Board may delegate its authority to officers of the Company for the purpose of selecting key employees who are not officers of the Company to be participants in the 1996 Plan.

     STOCK OPTIONS. The Board may grant stock options that either qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended ("Code") or are "non-qualified stock options" in such form and upon such terms as the Board may approve from time to time. Stock options granted under the 1996 Plan may be exercised during their respective terms as determined by the Board. The purchase price may be paid by tendering cash or, in the Board's discretion, by tendering promissory notes or common stock. The optionee may elect to pay all or part of the option exercise price by having the Company withhold upon exercise of the option a number of shares with a fair market value equal to the aggregate option exercise price for the shares with respect to which such election is made. No stock option shall be transferable by the optionee or exercised by anyone else during the optionee's lifetime.

     Stock options may be exercised during varying periods of time after a participant's termination of employment, dependent upon the reason for the termination. Following a participant's death, the participant's stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee's legatee for a period of one year or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of disability. If the participant retires, the participant's stock options may be exercised to the extent they were exercisable at the time of retirement for a period of one year from the date of retirement or until the expiration of the stated term of the option, whichever is less. If the participant is involuntarily terminated without cause, the participant's options may be exercised to the extent they were exercisable at the time of termination for the lesser of three months or the balance of the stated term of the option. If the participant's employment is terminated for cause, the participant's stock options immediately terminate. These exercise periods may be reduced by the Board for particular options. The Board may, in its discretion, accelerate the exercisability of stock options which would not otherwise be exercisable upon death, disability or retirement.

     No incentive stock options shall be granted under the 1996 Plan after December 11, 2006. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company, any subsidiary or affiliate). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The exercise price under an incentive stock option may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of stock of the Company, the option price shall be not less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the 1996 Plan may be less than 100% of the fair market value of the common stock on the date of grant.

     Pursuant to a limitation in the 1996 Plan, no eligible person may be granted any stock options for more than 100,000 shares of common stock in the aggregate during any fiscal year. This limitation is included pursuant to Section 162(m) of the Internal Revenue Code, which provides a $1 million limitation on the compensation of certain executive officers that is deductible by the Company for federal income tax purposes. The limitation on stock options granted to an individual during any fiscal year is intended to preserve the Company's federal tax deduction for compensation expense related to stock options that may be granted to executive officers under the 1996 Plan.

     AUTOMATIC GRANT OF OPTIONS TO NON-EMPLOYEE DIRECTORS. The 1996 Plan provides for the automatic granting of options to non-employee directors. Such options are granted to each person who (i) is not an employee of the Company, any parent corporation or subsidiary and (ii) is elected or re-elected as a director by vote of the Board or the shareholders subsequent to December 31, 1996. Each such person automatically receives, as of the date of each such election or re-election, a non-qualified option to purchase 2,000 shares of common stock with an option price equal to the fair market value of the Company's common stock on the date the option is granted. The options have ten-year terms and are exercisable, as to one-third of the shares subject to the option, beginning one year after the date of option grant; as to the second third, beginning two years after the date of option grant; and as to the last third, beginning three years after the date of option grant. Any vested portion of these options will not expire upon termination of service as a director. Non-employee directors are also eligible to receive additional grants of non-qualified stock options under the 1996 Plan.

     STOCK APPRECIATION RIGHTS. The Board may grant stock appreciation rights ("SARs") in connection with all or part of any stock option (with the exception of options granted to non-employee directors), either at the time of the stock option grant, or, in the case of non-qualified options, later during the term of the stock option. SARs entitle the participant to receive from the Company the same economic value that would have been derived from the exercise of an underlying stock option and the immediate sale of the shares of common stock. Such value is paid by the Company in cash, shares of common stock or a combination of both, in the discretion of the Board. SARs are exercisable or transferable only at such times and to the extent stock options to which they relate are exercisable or transferable. If an SAR is exercised, the underlying stock option is terminated as to the number of shares covered by the SAR exercise.

     RESTRICTED STOCK. The Board may grant restricted stock awards that result in shares of common stock being issued to a participant subject to restrictions against disposition during a restricted period established by the Board. The Board may condition the grant of restricted stock upon the attainment of specified performance goals or service requirements. The provisions of restricted stock awards need not be the same with respect to each recipient. The restricted stock will be held in custody by the Company until the restrictions thereon have lapsed. During the period of the restrictions, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions unless the Board requires such dividends and distributions to be held by the Company subject to the same restrictions as the restricted stock. Notwithstanding the foregoing, all restrictions with respect to restricted stock lapse 60 days (or less as determined by the Board) prior to the occurrence of a merger or other significant corporate change, as provided in the 1996 Plan.


     If a participant terminates employment during the period of the restrictions, all shares still subject to restrictions will be forfeited and returned to the Company, subject to the right of the Board to waive such restrictions in the event of a participant's death, total disability, retirement or under special circumstances approved by the Board.

     DEFERRED STOCK. The Board may grant deferred stock awards that result in shares of common stock being issued to a participant or group of participants upon the expiration of a deferral period. The Board may condition the grant of deferred stock upon the attainment of specified performance goals. The provisions of deferred stock awards need not be the same with respect to each recipient.

     Upon termination of employment for any reason during the deferral period for a given award, the deferred stock in question shall be forfeited by the participant, subject to the Board's ability to waive any remaining deferral limitations with respect to a participant's deferred stock. During the deferral period, deferred stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered and any dividends declared with respect to the number of shares covered by a deferred stock award will either be immediately paid to the participant or deferred and deemed to be reinvested in additional deferred stock, as determined by the Board. The Board may allow a participant to elect to further defer receipt of a deferred stock award for a specified period or until a specified event.


FEDERAL INCOME TAX CONSEQUENCES

     STOCK OPTIONS. An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date (the "Applicable Holding Periods"), any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain. Under current law, net capital gains are taxed at a maximum federal rate of 20% while compensation income may be taxed at higher federal rates.

     An optionee generally will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

     SARS. The grant of an SAR would not result in income for the participant or in a deduction for the Company. Upon receipt of shares or cash from exercise of an SAR, the participant would generally recognize compensation income, measured by the fair market value of the shares plus any cash received, and the Company would be entitled to a corresponding deduction.

     RESTRICTED STOCK AND DEFERRED STOCK. The grant of restricted stock and deferred stock should not result in immediate income for the participant or in a deduction for the Company for federal income tax purposes, assuming the shares are nontransferable and subject to restrictions or to a deferral period which would result in a "substantial risk of forfeiture" as intended by the Company and as defined in applicable Treasury regulations. If the shares are transferable or there are no such restrictions or significant deferral periods, the participant will realize compensation income upon receipt of the award.

Otherwise, a participant generally will realize taxable compensation when any such restrictions or deferral period lapses. The amount of such income will be the value of the common stock on that date less any amount paid for the shares. Dividends paid on the common stock and received by the participant during the restricted period or deferral period also will be taxable compensation income to the participant. In any event, the Company will be entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. A participant may elect, under Section 83(b) of the Code, to be taxed on the value of the stock at the time of award. If the election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and the Company is entitled to a corresponding deduction.

     WITHHOLDING. The 1996 Plan requires each participant, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the participant, to pay to the Company any federal, state or local taxes required by law to be withheld with respect to the award. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. With respect to any award under the 1996 Plan, if the terms of the award so permit, a participant may elect to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing the Company to retain from the number of shares of Company common stock which would otherwise be deliverable to the participant, or (ii) delivering to the Company from shares of Company common stock already owned by the participant that number of shares having an aggregate fair market value equal to part or all of the tax payable by the participant. In that case, the Company would pay the tax liability from its own funds.


FURTHER INFORMATION
     A copy of the 1996 Plan can be obtained by writing to: Chief Financial Officer, Ault Incorporated, 7105 Northland Terrace, Brooklyn Park, Minnesota 55428.


REGISTRATION WITH SEC
     The Company intends to file a Registration Statement covering the issuance of the additional shares issuable under the Stock Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, amended.


SHAREHOLDER APPROVAL
     The affirmative vote of a majority of the outstanding shares of the Company's Common Stock voting at the meeting in person or by proxy is required for ratification and approval of the Company's 1996 Stock Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION AND APPROVAL OF AMENDMENTS OF THE 1996 PLAN TO INCREASE BY 300,000 SHARES THE NUMBER OF SHARES WHICH MAY BE ISSUED PURSUANT TO THE 1996 PLAN AND TO REQUIRE SHAREHOLDER APPROVAL FOR ANY PRICING OF OUTSTANDING OPTIONS.



                             THE COMPANY'S AUDITORS

     Deloitte & Touche, LLP, independent public accountants, have served as the auditors of the Company beginning in fiscal 2000. A representative of Deloitte & Touche, LLP is expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

     The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by company action in accordance with the proxy rules. The Ault Incorporated 2001 Annual Meeting of Shareholders is expected to be held on or about September 30, 2001 and proxy materials in connection with that meeting are expected to be mailed on or about August 24, 2001. Shareholder proposals prepared in accordance with the proxy rules to be included in the company's proxy materials for the 2001 Annual Meeting of Shareholders must be received by the Company on or before May 30, 2001. In addition, pursuant to the Commission's Rules 14a-4 and 14a-5(e), a shareholder must give notice to the Company prior to July 11, 2001 of any proposal which such shareholder intends to raise at the 2001 Annual Meeting of Shareholders. If the Company receives notice of such shareholder proposal after July 11, 2001, such proposal will be considered untimely under the Commission's rules and the persons named in proxies solicited by the Board of Directors of the Company for its 2001 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.



                                     GENERAL

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.
     Section 16(a) of the Securities Exchange Act of 1934 requires the
Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company's insiders complied with all Section 16(a) finding requirements applicable to them during the fiscal year ended May 28, 2000.


OTHER MATTERS
     Management knows of no other matters that will be presented at the Annual Meeting of Shareholders. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

     The Annual Report of the Company for the past fiscal year is enclosed herewith and contains the Company's financial statements for the fiscal year ended May 28, 2000. SHAREHOLDERS MAY RECEIVE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO: VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AULT INCORPORATED, 7105 NORTHLAND TERRACE, BROOKLYN PARK, MINNESOTA 55428.

                                        By Order of the Board of Directors,



                                        Richard A. Primuth, SECRETARY

                               AULT INCORPORATED
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR SEPTEMBER 26, 2000 ANNUAL MEETING OF SHAREHOLDERS


The undersigned hereby appoints Frederick M. Green, Delbert W. Johnson and Matthew A. Sutton, or any of them, as proxies with full power of substitution to vote all shares of stock of Ault Incorporated of record in the name of the undersigned at the close of business on August 11, 2000 at the Annual Meeting of Shareholders to be held in Minneapolis, Minnesota September 26, 2000, or at any adjournment or adjournments, hereby revoking all former proxies.


1.   ELECTION OF DIRECTORS:
                       [ ] FOR all nominees listed below  [ ] WITHHOLD AUTHORITY
                          (EXCEPT AS MARKED TO THE            TO VOTE FOR ALL
                           CONTRARY).                         NOMINEES LISTED
                                                              BELOW


  (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
   STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

        JAMES M. DUDDLESTON,   FREDERICK M. GREEN,   DELBERT W. JOHNSON,
  JOHN G. KASSAKIAN,   DAVID J. LARKIN,   FRANK L. SIMS,   MATTHEW A. SUTTON


2. PROPOSAL TO RATIFY AND APPROVE AMENDING THE COMPANY'S 1996 STOCK PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED TO BE ISSUED UNDER THE PLAN BY 300,000 SHARES TO 1,050,000 SHARES AND TO REQUIRE SHAREHOLDER APPROVAL FOR ANY REPRICING OF OUTSTANDING STOCK OPTIONS. [ ] FOR [ ] AGAINST [ ] ABSTAIN


        (CONTINUED, AND TO BE COMPLETED AND SIGNED ON THE REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)


3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.


UNLESS OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED AND "FOR" PROPOSAL (2) DESCRIBED ON THE REVERSE SIDE OF THIS CARD.



                                                     Dated: ______________, 2000



                                                     Signed: ___________________
                                                                (Signature)

                                                     ___________________________
                                                                (Signature)


                                                     Please sign name(s) exactly
                                                     as shown at left. When
                                                     signing as executor,
                                                     administrator, trustee,
                                                     guardian, etc., give full
                                                     title as such; when shares
                                                     have been issued in the
                                                     names of two or more
                                                     persons, all should sign.